                                                                     EXHIBIT 4.4

                                                             Kotak Mahindra Bank

PRIVATE AND CONFIDENTIAL

Date: October 07, 2005

Ref. No. SME/011005/1068

Spheris India Private Limited
One HealthScribe Plaza
Koramangala Block 8
Bangalore - 560 095

For the kind attention of: Mr. R.J. Srinivas Murthy (Vice President - Finance & Company Secretary)

Dear Sir,

Banking Facilities

We, Kotak Mahindra Bank Ltd. 227, Nariman Bhavan, 13th Floor, Nariman Point, Mumbai 400 021 (herein after referred to as "KMBL") are pleased to inform Spheris India Private Limited (herein after referred to as "SIPL") that the following facilities have been sanctioned to you. The facilities are subject to compliance with conditions attached as per Annexure-"A". This letter and Annexure "A" supersede all our oral and written communication on this subject.

Facility-1

Facility                Export Packing Credit/PCFC

Limit                   USD 2 Mio (US Dollars Two Millions Only) #

Purpose                 To finance exports

Validity                October 01, 2006.

Tenor                   Maximum up to 120 days

Rate of Interest        LIBOR + 75 bppa payable on a monthly basis

                        LIBOR will be reset every 6 months

                        Interest to be recovered in USD at the USD exchange rate prevailing on the last day of each month

                        The Interest will be debited to your current account with KMBL on the last day of each month

Default / Penal Rate    Amounts unpaid on due date will attract additional
                        interest at 2.00% per month, compounded monthly.

Processing Charges      150 bppa of the Facility (50 bppa to be paid upfront)

Disbursement            1.  Disbursement only against an invoice and
                            acknowledged copies of Softex forms.

                        2. Certified copies of Softex form to be submitted to KMBL within 21 days of receipt by SIPL.

Repayment               Through collections from HealthScribe Inc., US. if
                        certified copy of Softex form is received before collection of invoice, the PCFC facility, will be liquidated with the post shipment FBD facility.

Documentation           As prescribed by KMBL including,

                        1. Duly accepted sanction letter for the Export Packing Credit facility.

                        2.  Board Resolution of SIPL.

                        3.  Demand Promissory Note.

                        4. Declaration cum undertaking as required u/s 10 (5), chapter III of FEMA, 1999.

                        5.  Export Packing Credit Agreement.

                        6.  Refer Documentation clause under Common Conditions.

Covenants/Conditions    1.  KMBL reserves the right to undertake audit /
                            inspection of book debts by appointing an auditor or by its own personnel at a 24 hour notice. Audit / inspection will be undertaken at a quarterly frequency. Cost of audit/ inspection to be borne by SIPL.

                        2. Facility will be reviewed for renewal at the end of the validity period. SIPL to submit the data for review at least 1 month before the expiry of the validity period.

                        3. The following charges will be levied, when applicable, as prescribed by KMBL.

                            -   Overdue charges

                            -   Commitment fees

                        4. Refer Other Conditions clause under Common Conditions. Facility-1A

Facility                Foreign Bill discounting

Limit                   USD 2 Mio (US Dollars Two Millions Only) #

Purpose                 To finance exports

Validity                October 01, 2006.

Tenor                   Maximum up to 75 days

Rate of Interest        LIBOR + 75 bppa payable on a monthly basis

                        LIBOR will be reset every 6 months

                        Interest to be recovered in USD at the USD exchange rate prevailing on the day of discounting

                        The Interest will be debited upfront to your current account with KMBL

Default / Penal Rate    Amounts unpaid on due date will attract additional
                        interest at 2.00% per month, compounded monthly.

Documentation           As prescribed by KMBL including,

                        1.  Duly accepted sanction letter by SIPL.

                        2. Following documents to accompany the application for FBD facility:

                            a. Declaration, cum undertaking as required u/s 10(5), chapter III of FEMA, 1999 in the KMBL's format.

                            b.  Invoice

                            c.  Certified copies of Softex Form

                        3.  Refer Common Conditions for other documentation.

Covenants/Conditions    1.  Full recourse to SIPL.

                        2. All remittances to be routed only through KMBL. Repayments may be adjusted as per the instructions of the SIPL unless they are overdue in which case the remittances may be used to retire the bills.

                        3. Bank reserves the right to seek a status report from the parent Company.

                        4.  Refer Common Conditions for other conditions.

# Combined outstanding under the Facility 1 and 1A not to exceed USD 2 Mio at any point in time.

Facility-2

Facility                Forward Contracts

Limit                   INR 100.00 Lacs (Rupees One Hundred Lacs Only)

Purpose                 To hedge foreign currency exposure

Validity                October 01, 2006.

Fees The applicable fees will depend on the size of each transaction. All costs will be settled upfront.

Documentation           As prescribed by the KMBL including,

                        1.  Board Resolution with specimen signature list.

                        2.  Duly accepted copy of the sanction letter

                        3. Risk Undertaking for entering into Forward Contracts transaction in KMBL's format

                        4. SIPL to furnish proof of underlying exposure which is sought to be hedged, in a form acceptable to KMBL.

                        5. Deal confirmation slip, duly stamped and signed by authorized signatory of SIPL.

                        6.  Refer Common Conditions for other documentation.

Other Conditions        1.  The Maximum size of the transaction will be as per
                            KMBL's policy.

                        2. KMBL reserves the right to stop entering into any further derivative contracts with SIPL at any point of time.

                        3. Forward Contracts would be booked only against a request letter from the SIPL detailing the amount and currency in which the forward contract has to be booked.

                        4. The maturity of the hedge should not exceed the maturity of the expected receivables / payments.

                        5.  Refer Common Conditions for other conditions.

                                COMMON CONDITIONS

Security Exclusive charge on the Fixed and Current Assets of SIPL both present and future. Charge to be registered with RoC (Form 8 & 13). RoC search report to be submitted to KMBL before disbursement. The value of security so offered shall be equal to USD 1 million during the entire tenure of the facility.

Documentation           As prescribed by the KMBL including:

                        1. Comprehensive insurance of fixed assets. KMBL to be first loss payee. Copies of reviews insurance policies to be submitted before the expiry of the existing insurance. Penalty for non-submission to be prescribed by KMBL insurance cost to be borne by SIPL.

                        2. Undertaking from SIPL to route the entire cash flows through KMBL and have a primary banking relationship with KMBL.

                        3.  Undertaking from the SIPL for:

                            a. Non-dilution of equity without prior written approval from KMBL. Written permission from KMBL shall only be required for future pledges.

                            b. No borrowings, secured or unsecured, from other banks/institutions, without written permission from KMBL.

                            c. SIPL shall not provide the fixed and current assets as security for any other facility availed or to be availed by SIPL, without the prior written consent of KMBL (negative lien)

                        4.  Hypothecation agreement.

Other Conditions        1.  Statement from SIPL on a monthly basis giving lines
                            transcribed and billing amount.

                        2. Duly certified Copies of Soften forms to be submitted within 4 months of submission of Softex form to Software Technology Parks of India (STPI). The certified copy of the Softex form should be submitted to KMBL within 21 days of collection.

                        3. Drawing power to be calculated with a margin of 25% of net current assets.

                        4. Monthly book debt statement (excluding book debts of group companies other than holding company and book debts > 120 days) statements to be submitted in the prescribed format on or before 15th of the succeeding month. SIPL to also provide details of sundry creditors in the statement. Penalty for delay to be prescribed by KMBL.

This letter and Annexure A, B and C are intended for your guidance and information. Any legal relationship will be evidenced by documentation, which will be prepared following your acceptance of the offer.

In. confirmation of your agreement to be bound by the conditions stipulated herein please return the duplicate copy of this letter duly signed by the authorised signatories of your Company to KMBL's Credit Administration, at 227, Nariman Bhavan, 13th Floor, Nariman Point, Mumbai 400 021, India for the attention of Mr. Raghu Bangalorekar within 7 days from the date of this letter, after which this offer will lapse. .

We assure you of our best services at all times.

Warm Regards,

For Kotak Mahindra Bank Limited,
/s/ Saikat Pathak
Saikat Pathak
Associate Vice President

I/We hereby acknowledge receipt of your sanction letter no. SME/011005/1068 and annexures dated October 07, 2005 of which this a copy.

We accept and agree to be bound by the terms and conditions contained therein.

For and on behalf of Spheris India Private Limited,

FOR SPHERIS INDIA PRIVATE LIMITED

/s/
Authorized Signatory

Place:

Date:

                                   ANNEXURE A

Other conditions        KMBL reserves the light to revoke or cancel the facility
                        sanctioned and/or vary, alter, modify or rescind, amend
                        Or change at any time any one or more of the terms and conditions of the facility at KMBL's discretion with such notice as KMBL may deem reasonable and without assigning any reasons.

                        Please note that the provision of this facility is at the total discretion of KMBL and any request for extension / enhancement / renewal of this facility / limit is at the discretion of KMBL and on fulfillment of terms and conditions as prescribed by KMBL.

Cross Default Clause    In addition to any general lien or similar right to
                        which KMBL is in law generally entitled, the Bank may at its discretion use and enforce its right of set-off and cross default between all the facilities sanctioned to you.

                        For the purposes of cross default:

                        "Indebtedness of SIPL means any indebtedness in respect of monies borrowed or liabilities contracted (including under guarantees, indemnities, hire purchase and leasing) of SIPL towards KMBL and shall be deemed to include any indebtedness of any associate/affiliate of SIPL or a person or entity related to SIPL, towards KMBL and any indebtedness of SIPL and/or of any associate/affiliate of SIPL or a person and entity related to SIPL towards any subsidiary/ associate/affiliate company of KMBL

                        You agree and confirm that KMBL may at its absolute discretion appropriate any payments made by you under this facility towards another agreement or transaction entered into by, you and/or towards any other Indebtedness of SIPL and such appropriation shall be final and binding upon you and you shall continue to remain liable to KMBL for payment of dues under this facility in respect of which such sums of money were so paid but were appropriated towards another agreement or transaction entered into by you or towards another Indebtedness of SIPL. In addition, you hereby expressly give KMBL the power to sell/transfer or otherwise dispose of any and all security created in favour of KMBL under the security documents or deposited with KMBL or under its possession or control and appropriate the same towards satisfaction of amounts due to KMBL on account of another agreement or transaction entered into by you and/ or the Indebtedness of SIPL.

                        It is also agreed, acknowledged and understood by you that if you commit a default under this Facility than such default shall be and deemed to be a default of all the other facilities availed of by you and notwithstanding anything contrary elsewhere contained in any writing or otherwise, and KMBL shall regard all borrowings by you as immediate due and a able and KMBL shall be entitled to recall all the facilities granted to you and also utilize and enforce any mortgage, charge, pledge, hypothecation, lien or any other security interest ("Security") created and subsisting as on date towards recovery of its dues under the facilities.

Taxes, Levies etc       All charges / fees and any amounts payable under this
                        facility/facilities by SIPL to KMBL as mentioned herein do not include any applicable taxes, levies including service tax etc. and all such impositions shall be borne by the Customer additionally.

Stamp duty &            To be borne by SIPL
Documentation charges
etc

Reports SIPL by accepting this sanction letter authorise KMBL to furnish information about SIPL and its accounts with KMBL to credit rating agencies, other creditors, and all others who may request KMBL for such information.

                                   Annexure B

              RISK DISCLOSURE STATEMENT FOR DERIVATIVE TRANSACTIONS

THIS STATEMENT DOES NOT PURPORT TO DISCLOSE ALL OF THE RISKS AND OTHER RELEVANT CONSIDERATIONS OF ENTERING INTO DERIVATIVE TRANSACTIONS. IT IS UNDERSTOOD THAT KOTAK MAHINDRA BANK LIMITED DOES NOT ACT AS A FINANCIAL ADVISER IN RELATION TO ANY DERIVATIVE TRANSACTIONS THAT Spheris India Private Limited (hereinafter referred to as "Company") INTENDS TO ENTER 1 HAS ENTERED INTO WITH IT. IT IS UNDERSTOOD THAT THE COMPANY HAS OBTAINED AN INDEPENDENT CONFIRMATION THAT THE DEAL PRICE IS ACCORDING TO MARKET LEVELS.

INTRODUCTION

It is understand that before the Company enters into any derivative transaction it has considered:

     - The purpose the Company wishes to achieve in entering into the derivative transaction

     -    The risks involved in the derivative transaction.

     -    Tile suitability of the derivative transaction to the Company.

     -    Regulatory approval that may be needed.

The Company commits and acknowledges that, it has gone carefully through 'all the risks as described below. The company also accepts that the risks in such transactions are not limited to those shown here.

THE PURPOSE OF THE DERIVATIVE TRANSACTION

Derivative Transactions are typically entered into in connection with an underlying liability' or asset for the purpose of reducing risks or costs.

RISKS-OF DERIVATIVE TRANSACTIONS.

"The specific risks of a derivative transaction will depend upon the precise terms of that derivative transaction and the individual circumstances of the Company.

The general categories of risk in derivative transactions can be categorized as follows:

Market Risk - It means that adverse and unanticipated market economic and political development that rapidly worsens the risk profile and market value of derivative transactions. Due to the volatile nature of the markets the Company understands that the transaction might also lead to high losses, which could not be pre-determined at the time the transaction is entered into and Kotak Mahindra Bank Ltd does not accept any responsibility for the same.

Basis Risk - The derivative transaction does not match properly with the underlying liability or asset.

Operational Risk - The appropriateness of the Company's internal risk management systems and controls to monitor risks on an on-going basis throughout the lifetime of the derivative transaction. Kotak Mahindra Bank is not aware of either the appropriateness of the transaction or the risk management system followed by the Company. It may not be possible for the Company to unwind the transaction easily due to limitations of counter party or the market conditions. Kotak Mahindra Bank does not undertake to help unwind the transaction for the Company at a later stage.

Legal, Regulatory & Tax Risks - The enforceability of contractual obligations, compliance with regulatory requirements and taxation treatment of derivative transactions. By undertaking the derivative transactions the Company undertakes and warrants that It has complied with all regulatory and legal requirements as laid down by the RBI or relevant laws. The Company is aware that under existing RBI regulations Corporates are not permitted to indulge in speculative derivative transactions. Thus the Company seeks to hedge an existing balance sheet exposure and the size of the transaction at any point of time shall not exceed the size of the underlying exposure which is sought to be hedged. By agreeing to undertake the transaction Kotak Mahindra Bank does not guarantee or warrant either express or implied the permissibility of such transactions in so far as they apply to the Company.

OMNIBUS DECLARATION

- We hereby declare that we would furnish Kotak Mahindra Bank Limited the information regarding the underlying Balance Sheet exposure, Maturity Date of Exposure. Amount of Hedge and other details as given below, within 2 days of the conclusion of each such deal.

- We hereby declare that the swap deal value is not more than the underlying transaction which is hedged and have not entered swap agreement for the same transaction with any other bank.

- We hereby declare that in case of the underlying liability being terminated / repaid before the maturity of the derivative transaction the company shall communicate the same in writing to Kotak Mahindra Bank Ltd. so that -the derivative transactions can also be terminated.

- We hereby declare that the Board of the Company has drawn up a risk management policy, arranged for semi annual review of the operations and an annual Audit of the transactions to ensure compliance with regulations.

SUITABILITY OF DERIVATIVE TRANSACTIONS

The Company has considered the appropriateness of derivative transactions in the light of its own experience. if any, and its objectives. The Company has ensured that it has the financial capacity and legal capacity to enter into derivative transactions by regulations and laws applicable to its country of incorporation and that it has conferred necessary authority and power of the Board (by resolution of the Board of Directors) to any named persons to enter into derivative transactions on its behalf and shall be binding upon the Company. The Company has independently assessed the suitability of the derivative transaction that it proposes to enter and by entering into the transaction confirms that it has assessed independently the financial and legal risks of the transaction and is prepared to assume the economic consequences of the same.

REGULATORY APPROVALS

The Company shall only undertake such derivative transactions as permitted by the laws of the country applicable to it including the RBI guidelines.

Derivative transactions shall only be undertaken to hedge the actual liabilities of the Company and the amount of derivative transactions shall not exceed the underlying liability. By undertaking a derivative transaction the Company is committing to the bank that it is acting within the applicable laws and regulations.

DOCUMENTATION

Unless otherwise notified to the Company by the Bank, all derivative transactions shall be subject to the International Swaps and Derivatives Association 1992 Master Agreement ("ISDA Agreement"). Company may in future, enter into with the bank, new ISDA on the mutual acceptable terms.

The Company will also submit to Kotak Mahindra Bank Limited immediately the certified true copy of relevant Board Resolution 1 Power of Attorney authorizing such transactions and authorizing designated persons to undertake the transactions on behalf of the Company.

The Company shall sign and return the duplicate of the Deal Confirmation / Long form ISDA deal confirmation and the required documents immediately. If any terms of the documents or the derivative transactions are unclear the Company may consult its professional adviser and the cost shall be borne solely by the Company.

The Company further confirms that the deals done by it will be subject to market conventions laid down by FIMMDA.

Sr. No   Document Type
  1      Certified Co of the Memorandum and Articles of Association
  2      Duly accepted sanction letter.
  3      Board resolution of SIPL.
  4      Demand Promissory Note.
  5      Declaration cum undertaking as required u/s 10 (5), chapter III of FEMA, 1999.
  6      Export Packing Credit Agreement.
  7      Undertaking from SIPL to route the entire cash flows through KMBL and have a primary banking relationship with KMBL.
  8      Undertaking from the SIPL For:
              a. Non-dilution of equity without written permission from
                 KMBL. Written permission from KMBL shall only be required
                 for future pledges.
              b. No borrowings, secured or unsecured, from other
                 banks/institutions, without written permission from KMBL
              c. Shall not provide the fixed and current assets of SIPL as security for any other facility availed or to be availed
                 by SOPL, without the written consent of KMBL. (negative lien)
  9      Hypothecation agreement.
  10     ROC registered Form 8 & 13
  11     Risk Undertaking for entering into Forward Contracts transaction in KMBL's format
  12     The SIPL to furnish proof of underlying exposure which is sought to be hedged, in a form acceptable to KMBL.
  13     Deal confirmation slip, duly stamped and signed by authorized signatory of SIPL.
  14     Any other documents as prescribed by KMBL.

                              DEED OF HYPOTHECATION

THIS UNATTESTED DEED OF HYPOTHECATION made at Bangalore this 10th day of November, 2005 by the party more particularly described in the First Schedule hereto 11 hereinafter referred to as "the Borrower" (which expression shall unless it be repugnant to the context or meaning thereof, be deemed to mean and include, (when the Borrower is

      (a) an individual, mean and Include his or her hems, executors, administrators and permitted assigns,

      (b) a firm, mean and Include the partner or partners for the time being of the said firm, the survivor or survivors of them and the heirs, executors and administrators of the last survivor, his/her/their permitted assigns

      (c)   a company, mean and include its successors

      (d) a Hindu undivided family or a Hut: firm mean and include all its coparceners,

      (e) an Association corporate or incorporate, include its successors and assigns and all members and their respective heirs, executors, administrators and permitted assigns)

And

KOTAK MAHINDRA BANK LTD., a banking Company incorporated under the provisions of the Companies Act 1956, and having been granted banking license under the provisions of Section 5(c) of the Banking Regulation Act, 1949(10 of 1949) and having its registered office at 36-38A Nariman Bhavan, 227, Hartman Point, Mumbal 400 021 and a branch office amongst other places at Bangalore, hereinafter referred to as "the Bank (which expression shall unless It be repugnant to the context or meaning thereof , be deemed to mean and include its successors and assigns

WHEREAS

      (i) The Bank has agreed to lend and advance various facilities (more particularly described in the First Schedule hereto) hereinafter collectively referred to as the Facilities" upon the terms and conditions Contained in the respective Facility Agreements entered into between the Borrower and the Bank whereby the Bank.

      (ii) It has been stipulated as one of the conditions of the Facilities that the Borrower shall secure the due repayment of the Facilities and payment of interest, commission and charges thereon and all monies payable there under by a charge by way of hypothecation over its moveable assets of the Borrower both present and future.

      (iii) In fulfillment of the said condition of the Facility Agreements, the Borrower has by these presents created the security of a charge by way of hypothecation in favour of the Bank over the moveable assets of the Borrower In the manner hereinafter mentioned.

NOW This AGREEMENT WITNESSETH AS FOLLOWS:

1. In consideration of the Bank having agreed to grant/granted/sanctioned in favour of the Borrower/s the Facilities a5 mentioned In the First Schedule hereunder written, and to secure the due repayment thereof together with interest and all costs, charges and expenses that may be incurred by the Bank and all other monies that may be due to the Bank in respect of the Facilities from time to time, the Borrower/s do hereby hypothecates and charge in favour of the Bank by way of a first charge over the movable assets of the Borrower/s more particularly described in the Second Schedule (all of which are hereinafter called the hypothecated properties").

2. The hypothecated properties are hypothecated as security for the due repayment by the Borrower/s to the Bank at any time on demand at ____________ Branch of the amount -outstanding under the Facilities referred to in the First Schedule hereunder written with Interest at the rates stipulated and ell costs (between attorney and client), charges and expenses incurred by the sank for the preservation, protection, defence and perfection of this security or for attempted or actual realisations thereof. And also for due repayment of all present and future indebtedness and liabilities or tare Borrower/s to the Bank of any kind in any manner whether solely or jointly primary or collateral accrued or accruing with all relative Interest charges, costs (between attorney and client) and expenses.

3. So long as any monies are outstanding under the Facilities mentioned in the First schedule hereunder written, the Borrower/s shall pay to the Bank interest at the rates Stipulated in the First Schedule hereunder written against each of the said facilities mentioned therein.*

4. The Bank shall be entitled to vary/change-the rate of interest or to charge an additional or penal rate by either sending to the Borrower/s an intimation in that regard or by publishing the change of interest rates in any newspaper or by publication on the notice board of the Bank. It is' agreed that it will not be necessary for the Bank to send Intimation of change of rate of Interest to the Borrower/s and publication either in the newspaper or on the notice board will be sufficient and the Borrowers will be deemed to have consented to such change. The Borrower/s hereby specifically agrees/agree to pay interest at the rates as may be revised from time to time.

5. In default of payment of interest at any point of time, whilst the said facility is subsisting as staled above the same shall be capitalized and added to the principal and shall be treated as an advance to the Borrower/s secured by the hypothecation hereby created and the Bank will be entitled to charge interest at the aforesaid rate on the amount of the debit

---------------

* The Bank shall not be entitled to vary the interest rate and charge a higher or additional or penal rate of interest to the Borrower/s weekly/monthly/quarterly/half yearly rates except in the event of any change as per regulatory/statutory guidelines that may be so adviced to ____________ from the component authority from time to time.

      balance inclusive or Interest not paid be the Borrower/s and hence capitalized as aforesaid. The Bank shall further be entitled to charge penal Interest on such defaulted amount and to capitalize and add such amount of penal interest to the principal and Interest amount due.

6. The amounts to be allowed to remain outstanding by the Bank in respect of the Facilities mentioned in the First Schedule hereunder written, shall not exceed the limit mentioned therein but the Bank shall have an absolute discretion to determine how much amount out of the aforesaid limit it will advance and or allow to be outstanding from time to time in the said account and the Bank shall be at liberty to close the account and refuse to allow further drawings thereon at any time without any previous flake to the Borrower/s. The hypothecation and charge created by this Agreement. Shall however, remain valid and subsisting regardless of the closure of any of the said accounts/facilities by the Bank till such time as all amounts due under the Facilities together with interest, costs, charges and expenses and all other moneys due are repaid to the Bank in full.

7. The Borrower/s hereby declares/declare and agrees/agree that finance provided from time to time under the Facilities mentioned In the First Schedule hereunder written shall be applied by the Borrower/s only for the purpose for which the same is granted and no part of it shall be applied by him/her/it for any other purposes or any other activities of the Borrower/s.

8. The Borrower declares that the hypothecated assets now in existence are the absolute and unencumbered property of the Borrower at the sole disposal of the Borrower except as may be otherwise mentioned herein, and that all the hypothecated assets which may hereafter belong to the Borrower shall likewise be the absolute and unencumbered property of the Borrower with full power of disposition over the same.

9. The Borrower agrees and undertakes to do and execute or cause to be dome and executed at its own cost and expense all such acts, deeds, assurances and things as may be required by the Bank for further assuring and confirming the security hereby created and the rights, powers and remedies hereby conferred, failing which it shall be lawful for (but not obligatory upon) the Bank to do and execute or cause to be done and executed at the cost and expense of the Borrower, all such acts, deeds, assurances and things as an attorney for and on behalf of the Borrower, and for the purpose, the Borrower hereby irrevocably appoints the Bank to be its attorney for and in the name of the Borrower to do and execute all that the Borrower ought to do and execute uncer these presents.

10. Subject to the proviso following and the Bank's powers conferred by this security, the Borrower/s may in the ordinary course of business sell and dispose of any of the hypothecated properties. But the Borrower/s shall on any and every such sale on receipt of the documents or sale proceeds deliver the documents or pay the net sale proceeds In satisfaction so far as the same will extend to the balance then clue and owing on the account kept by the Bank in respect of the Facilities PROVIDED that me Borrower/s shall not sell and/or transfer and/or alienate and/or encumber and/or create third party right/s in favour of any one else in respect of and/or recover and/or realize any of the hypothecated properties upon being prohibited in writing by the Bank from doing so.

11. The narrower/s shall on a monthly/quarterly basis furnish to the Bank full particulars of all the assets of the Borrower/s and of the hypothecated properties and shall at all times allow the Bank or the authorized agent of the Bank inspection of the hypothecated properties and of all records of the Borrower/s In reference thereto and shall allow the Bank/s or its agent to value the same. All costs, charges and expenses incurred by the Bank of and incidental to such inspection and valuation shall be paid to the Bank, forthwith on demand (the Bank's statement being conclusive) and until payment, shall with interest at the rate levied on the Facilities be a charge upon the hypothecated properties. Any such valuation shall be conclusive and binding on the Borrower/s..

12. The Borrower/s shall at all times during the continuance of this security keep and maintain such margin of security in favour of the Bank (hereinafter called the said margin) as hereinafter mentioned. *(The Borrower/s shall not at any time operate for draw against the account .so. as to cause the debit balance on such account at any time to exceed ______ per cent, or such other percentage as the Bank may have from time to time fixed of the cost or Market value (market value as found, by the Bank) whichever is lower of the hypothecated properties.) If and so often as the said margin shall fail to be maintained, then the Borrower/s shelf forthwith (as the Bank may require) either hypothecate to the Bank further properties or tangible moveable property approved by the Bank and of sufficient value to make up the deficiency and adhere to the terms and conditions herein or as the Bank may at such time stipulate or shall reduce the amount for the time being due to the Bank by a cash payment so as to maintain the said margin.

* Please strike out if not applicable.

13. The Borrower/s further declares/declare that so long as he/she/It/they continue to be indebted or liable to the Bank In the above account or in any other account or manner, he/she/it/they will not without the previous written consent of the Bank create or attempt to create in favour of any other person any lien, charge, pledge, mortgage or other encumbrances over all or any of the hypothecated properties or over other similar assets whatsoever which the Borrower/s may acquire hereafter, ranking either in priority to or, pan passu with or subsequent to the security in favour of the Bank and will not borrow any moneys against the said hypothecated properties from any other person without the previous consent in writing of the Bank save to the extent as permitted expressly in writing by the Bank or as stated hereinbefore.

14. The Borrower/s shall at his/her/its/their own expense keep the said hypothecated properties in marketable state and good and substantial repair and condition and in thorough working order and will not make any alterations therein without the previous written consent of the Bank.

15. The Borrower/s shall at his/her/Its/their own expense keep the said hypothecated properties in good condition and shall insure the same against any loss or damage by theft, fire, lightening, earthquake, explosion, riots, chill commotion, strike, cyclone, tempest, flood, war, pilferage and such other risks as may be required by the Bank from time to time with an Insurance Company or Companies as may be approved by the Bank and/or as may be prescribed In law so as to ensure that the security created in favour of the Bank hereunder Is in ea way prejudiced. The Borrower/s shaft assign in favour of the Bank such insurance policies taken out by him/her/it/them and maintain such insurance throughout the continuance of the security created hereunder. The Borrower/s shall duly and punctually pay all the premium and such policies as and when due and shelf deliver to the Bank the original renewal receipts thereof. The Borrower/s shall not do or permit to be done anything by reason of which such Insurance may be cancelled.

16. In the event of the Borrower's/s' default the Bank may (but shall not be bound to) condition and render marketable the properties or effect or renew such Insurance. Any premium paid by the Bank and any costs charges and expenses incurred by the Bank shelf be repaid on demand forthwith and shall until repayment with interest at the rate aforesaid be a charge on the hypothecated properties. All sums received under such insurance shall be applied in or towards liquidation of the amount for the time being due to Bank.

17. The Borrower/s shall pay all rents, rates, taxes, outgoings and other charges in relation to the hypothecated properties and in respect of godowns and other premises in which the hypothecated properties are stared or may be kept. The Borrower/s snail also ensure that such godowns and other premises are fully insured against toss or damage from fire, theft, civil commotion, riot and such other risks as the Bank directs and shall produce the policies of insurance to the Bank whenever required. The Borrower/s shall also ensure that the godowns or other premises are not attached or otherwise encumbered by any act or omission of the Borrower/s.

18. That if any amount is received From an Insurance Company under any policy or policies of insurance, the amount so realized may at the discretion of the Bank be utilized in replacement of the host or damaged hypothecated properties or In liquidation of the Liability of the Borrower/s to the Bank under these presents.

19. The Borrower hereby agrees to indemnify the Bank. from and against all claims, demands, actions and proceedings, and losses, damages, hosts, charges and expenses that may be suffered, sustained or incurred by the Bank In connection with the protection, defence, perfection and enforcement of the security hereby created or for the recovery of any monies hereby secured and for all suits and proceedings of whatever nature for recovery of such monies or in which the Bank may be joined as a party or otherwise Involved by reason of existence of the security in its favour and the Borrower shall on demand pay all such costs, charges and expenses to the Bank.

20. It is expressly undertaken hereby by the Borrower's that he/she/it/they shall himself/herself/itself/themselves of his/her/its/their own accord take all steps like initiation of filing claims or furnishing necessary information to the Bank/Insurance Company without being called upon of details of loss/damage for any reasons whatsoever.

21. That the Bank shall be entitled to adjust, settle and compromise in any manner whatsoever including any .reference to arbitration at the Borrower's/s' cost any dispute arising under or in connection with any such policy of Insurance and the Borrower/s shall cooperate with the Bank in regard thereto and such adjustment, settlement, compromise or any award made or decision given in any such arbitration or otherwise shall be valid and binding on the Borrower/s and the Bank shall also be entitled to receive all monies payable under any such insurance or under any claims made thereunder and to issue a valid receipt therefore and that the amounts so received shall be credited to the said account and that the Borrower/s will not raise any question that the large sum might or ought to have been received or be entitled to raise any dispute on the balance if any of the said account after such credit.

22. In the event of rejection of claim by the insurance Company either in whole/part On account of loss/damage to the hypothecated properties, the Borrower/s shall be liable to repay the Bank the entire outstanding liability without requiring the Bank to proceed in the first instance against the Insurance company and to make the demand on him/her/it/them only in the event of non-settlement of the claim. The Bank may at as absolute discretion take legal action against the Insurance Company at the Borrower's/s' cost and responsibility without being under any obligation to do so or require the Borrower/s himself/herself/itself/themselves to take action.

23. If the Bank does not lodge any claim under the policy within the time limit prescribed under such policy, the Bank will not be liable to the Borrower/s for not filing any claim or suit for recovery of the Insured amount against the Insurance Company or any other person.

24. The Borrower/s undertakes/undertake to get the charge created under this Deed registered within the Stipulated time frame where registration. is necessary under any law for the time being in force and get the Bank's lien also registered wherever permissible or required under any law or rule in force for time being and furnish to the Bank documentary evidence thereof.

25. The Borrower/s shall if so required by the Bank cause and in default the Bank may cause a board or label with the name of the Bank legibly and distinctly written or engraved or embossed thereon to be placed and at all times maintained in a conspicuous position upon and within all godowns or other places of storage into or upon which any of the hypothecated properties for the time being are stored or lying.

26. If the Borrower/s shall fail to carry out and perform any of the obligations under this Deed or commit breach of any of the terms hereof or if after execution hereof, any circumstance shall occur which in the sole judgement of the Bank is prejudicial to or imperils or is likely to prejudice or imperil this security then the Bank. If it thinks fit, shall be entitled at the risk and expense of the Borrower/s without any notice at any time or time after such occurrence and such sole judgement to enter (and for that purpose to do any necessary thing) any place where the said hypothecated properties may be and to inspect value insure and/or take charge and/or possession of all or any part of the hypothecated properties. And if there shall be any default of the Borrowers in payment of any money hereby secured or the performance of any obligation to the Bank hereunder or if any circumstance shall occur which in the opinion of the Bank shall be prejudicial to or shall endanger or be likely to endanger this security the Bank shall be entitled to seize recover receive appoint receivers of or remove and/or sell by public auction or private contract or otherwise dispose of or deal with all or any part of the hypothecated properties. And to enforce realize settle compromise and deal with any rights aforesaid without being bound to exercise any of this powers or being liable for any losses in the exercise thereof and without prejudice Co the Bank's rights and remedies of suits or otherwise and notwithstanding there may be any pending sulk or other proceeding, the Borrower/5 hereby undertakes/undertake to transfer and deliver to the sank all relative contracts securities, bazaar chits bills, notes, kindles and documents and agrees/agree to accept the Bank's account of sales and realization and to pay any shortfall or deficiency thereby shown. And if the net sum realized by such sale shall be insufficient to pay the amount secured the Bank shall be at liberty to apply any other money or moneys In the hands of the Bank standing to the credit of or belonging to the Borrower/s in or towards the payment of the Balance and in the event of there being still a deficiency, the Borrower/s shall forthwith pay such deficiency, PROVIDED THAT nothing herein contained shall in any manner prejudice or effect the Bank's remedy against the person of the Borrower/s.

27. The Borrower/s shall on demand deliver to the Bank the keys of any place in which any of the hypothecated properties may from time to time be stored. In default the Bank may take any necessary steps to open and close the said place without any further notice. At anytime after taking possession the Bank may place the said godown or godowns or other place or places of storage in charge of a clerk or clerks and/or representative/s who shall hold the possession of the hypothecated properties. The Borrower/s shall pay regularly on or before the first of every month the monthly salaries and expenses of such clerks and representative/s including traveling, board and housing accommodation cost and expenses of or in connection with the sending at any time of a representative or representatives of the Sank to such place or places to inspect the said hypothecated properties and the fees and expenses of an appraiser or valuers. Any moneys payable by the Borrower/s (under this clause Shall until payment by the Borrower/s) be debited to the Borrower/s in the said Current Account and be payable accordingly and shall until payment be treated as an advance secured by this agreement.

28. In the event of there being a surplus available of the net proceeds of such sale after payment in full of the balance cue to the Bank it shall be lawful for the Bank to return and apply the said surplus together with any other money or moneys belonging to the Borrower/s for the time being in the hands of the Bank In or under whatever accounts as far as the tame shall extend against in or towards payment or liquidation of any and all other moneys which shall be or may become due from the Borrower/s whether solely or jointly with any other person or persons, firm or company to the Bank by way of loan discounted, bills, letters of credit, guarantees charges or of any other debits or liability Including bills, notes, credits and other obligations current though not then due or payable or other demands legal or equitable which the Bank may have against the Borrower/s or which the law of set-off or mutual credit would in any case admit and whether the Borrowers shall become or be adjudicated bankrupt or insolvent or be In liquidation or otherwise with interest thereon from the date on which any and all advances in respect thereof shall have been made at the rate or respective rate at which the same shall have been advanced.

29. If after the settlement of all claims of the Bank against the Borrower/s any surplus shall remain, the Bank shall pay such surplus to the Borrower/s.

30. Notwithstanding anything contained in any law for the time being in force, the Borrower/s agrees/agree and confirms/confirm that the Bank shall not be in any way be liable or responsible for any loss, damage or depredation which the hypothecated properties or the godowns or other places of storage wherein the hypothecated properties are lying may suffer or sustain an any account whatsoever while the same are in possession of the Bank during the continuance of this Deed or thereafter and all such damage or depreciation shall be wholly to be on account of the Borrower/s howsoever the same have been caused nor shall the Bank be responsible for any shortage resulting from theft or pilferage or otherwise however notwithstanding that the hypothecated properties may be in the possession of or under the control of the Bank.

31. This security shall be a continuing security for the balance from time to time due by the Borrower/s to the Bank on the Facilities and the Facilities are not to be considered as closed for the purpose of this security and the Security not to be considered exhausted by reason of the Facilities being brought to credit at any time or from time to time or of its being drawn upon to the full extent and afterwards brought to credit, and the charge of the Bank on the hypothecated properties will continue unaffected until the Facilities are terminated and all monies due hereunder are repaid In full.

32. Nothing herein contained shall prejudice any other security present or future or any right or remedy available to the Bank against the Borrower/s, its/their/ partners, guarantors or other person liable to pay or contribute towards the recovery of the monies due by the Borrower/s to the Bank hereunder.

33. The security hereby created shall be available to the Bank as collateral security for the recovery of any monies due or becoming due by the Borrower/s or any of its/their partners under any other facilities.

34. No change whatsoever in the constitution of the Borrower/s shall impair or discharge the liability of the Borrower/s to the Bank hereunder.

35. If and whenever this security shall be held by the bank for the Borrower's/s' liability to the Sank for any third party's obligations to the Bank, then the Bank shall be free without reference to the Borrower/s to deal, and the Borrower/s hereby consents/consent to the Bank dealing with the principal debtor and with any securities obligation or decrees and generally to act as if the Borrower/s was/were primarily liable and to give time or other indulgence or make any variation, without thereby in any manner impairing or prejudicing the Bank's rights against the Borrower/s who declares that the liability of the Borrower/s shall be deemed that of a co-promiser with such third party.

36. The Borrower/s shall indemnify and keep indemnified the Bank against an claims, costs, losses and expenses that may be incurred by the Bank by reasons of any act or default on the part of the borrower/s.

37. The Borrower/s shall reimburse the Bank all costs and expenses incurred by the Bank in.

      the negotiation, preparation, stamping, execution, administration and enforcement of this Deed as also any security documents and/or the rights of the Bank hereunder or thereunder.

38. It is hereby expressly agreed that the bank shall be at liberty to assign the debt and the benefit of this Deed and the securities and the Borrower/s shall if and whenever required by the Bank to do so at the Borrower's/s' own expense do and execute and join in doing and executing all such acts, things, deeds, documents or assurances, as the Bank may require for the effectuation of such assignment.

39. The Borrower/s hereby irrevocably appoints/appoint the Bank through any of its officers as his/her/its attorney and authorizes the Bank to act for and in the name of the Borrower/s to do whatever the Borrower/s may be required to do under this Deed and generally to use the name of the Borrower/s in exercise of or any of the powers conferred under this Deed on the bank and the Borrower/s shall bear the expenses that maybe incurred in this regard.

40. All notices, requests or other communications given by the Bank to the Borrower/s shall be given in writing at the address specified hereinbelow:

             Name:       Mr. R.J. Srinivas Murthy
             Address:    One Spheris Plaza
                         Koramangala Block 8
                           Banagalote-560095
             Fax No.:    080-257815345

Each notice, request or other communication given at the address mentioned hereinabove or at such other address as may have been notified by the Borrower/s to the Bank shall be effectual, notwithstanding any change of residence or death, and such demand shall be deemed to be duly served upon the Borrower/s, as the case may be, shall be given by post or by overnight courier, 24 hours after such communication is posted or deposited with the overnight courier for delivery as the case maybe, and it shall be sufficient to prove that the letter containing the demand was properly addressed and put into the Post Office, notwithstanding that the notice may not In fact have been received by the Borrower/s or that the address to which it is dispatched may have ceased to be the Borrower's/s' address.

41.   Arbitration

      Unless the same fails within the jurisdiction of the Debts Recovery Tribunal established under the Recovery of Debts Due To Banks and Financial Institutions Act, 1993, any and all claims and disputes arising out of or in connection with this Agreement or its performance shall be settled by arbitration by a single Arbitrator to be appointed by the Lender, The arbitration shall be held in Mumbal.

42.   Jurisdiction

      In the event that the claim or dispute does not fall within the jurisdiction of the Debts Recovery Tribunal established under the Recovery of Debts Due To Banks and Financial Institutions Act, 1993, for the purposes of arbitration mentioned in Clause (41), the Courts aforesaid, or if law does not permit the same, the Courts of the city in which the concerned branch Is situated, shall have exclusive jurisdiction in relation to this Agreement, the arbitration and all matters arising in connection herewith and therewith.

IN WITNESS WHEREOF the Parties /have executed these presents at Bangalore on the 10th day of November, 2005.

SIGNED AND DELIVERED

By Spheris India Pvt Ltd
By the hands Mr. R.J. Srinivas Murthy
its / Authorized Signatory

SIGNED AND DELIVERED

By KOTAK MAHINDRA BANK LIMITED

By the hands of Mr./ Ms.___________

Its Authorised Signatory


*PLEASE DELETE IF COMMON SEAL IS NOT BE AFFIXED. IF COMMON SEAL IS BEING AFFIXED
 THEN THE SAME MUST BE IN CONFORMITY WITH THE MEMORANDUM & ARTICLES OF ASSOCIATION OF THE COMPANY.

                      THE FIRST SCHEDULE ABOVE REFERRED TO

       (Particulars of said facilities granted/continued to the Borrower/s by the Bank)

1) Name of Borrower                 Spheris India Pvt. Ltd.

2) Address for Notice               One Spheris Plaza,
                                    Koramangala, Block 8,
                                    Bangalore - 560 095

3) Date of Facilities' Agreements   Export Packing Credit Facility Agreement dated 10th November 2005
                                    Sanction Letter dated 7th October 2005
                                    Foreign Bill Purchase Agreement dated 10th November 2005

4) Facilities                       Export Packing Credit - USD 2.00 million
                                    Foreign Bill Discounting - USD 2.00 million
                                    Both the Facilities are interchangeable with each other and the limits under both Facilities shall in no event exceed US$ 2.00 million (US
                                    Dollars Two Million Only).
                                    Forward Contracts -- Rs. 100.00 Lacs
5) Purpose of Facilities            EPC - To finance exports
                                    FBD, - To finance exports
                                    Forward Contracts - To hedge foreign currency exposure

6) Interest                         EPC & FBD -- LIBOR + 75 bppa payable on a monthly basis
                                    LIBOR will be reset every 6 months.
                                    Interest to be recovered in USD at the USD exchange rate prevailing on the last day of each month

7) Interest Rate Upon Default       Amounts unpaid on due date will attract additional interest at 2.00%
                                    per month, compounded monthly.

8) Repayment                        The Facilities shall be repaid from and out of the moneys owing and payable to the Borrower from HEALTHSCRIBE INC. USA.

                                    In the event that the certified true copy of the SOFTEX forms are received (before the invoice) then the facility shall be liquidated out of the Foreign Bills Purchase Facility so made available by the
                                    Bank to the Borrower.

9) Security                         Exclusive charge on the movable Fixed and Current Assets of the
                                    Borrower both present and future. The value of security so offered shall be equal to U.S. $1,000,000 only during the entire tenure of the
                                    Facility.

                                    As security for the due repayment, discharge and redemption of the
                                    Facilities so sanctioned by the Bank to the Borrower, the Borrower is required to create security in favour of the Bank in respect of the current and fixed assets of the Borrower. Notwithstanding anything to the contrary contained in this agreement or deed (or any schedule hereto), including any provision permitting the Bank to ask for additional collateral or to make additional advances secured by collateral provided by the Borrower, the Bank agrees that under no circumstances shall the maximum of obligations, indebtedness or other liabilities (however incurred, whether under this agreement or deed or any other agreement or deed between the Borrower and the Bank Or otherwise) (the "Obligations") that are secured in any way (Including by mortgage, pledge, hypothecation or otherwise) (a "Lien") by assets or property of the Borrower or any of its affiliates, including insurance proceeds (the "Collateral") exceed U.S. $1,000,000 in the aggregate. To the extent such Obligations exceed U.S.$1,000,000 the
                                    Bank may determine which Obligations shall have the benefit of the
                                    Lien on the Collateral. Regardless of the foregoing, without prejudice to the extent of security provided to be provided by the Borrower as hereinbefore stated the Borrower shall at all times be liable to repay all amounts lent and advanced by the Bank to the Borrower up to the extent of monies so advanced / to be advanced by the Bank to the
                                    Borrower including all costs, charges, expenses which the Borrower is liable to pay in terms of the Facilities so mentioned herein.

                      THE SECOND SCHEDULE ABOVE REFERRED TO

                (Description of the hypothecated moveable assets)

The whole of the Borrower's moveable assets, both present and future, pertaining to its units at Bangalore and Coimbatore including:

      (I) book-debts, receivables, outstanding moneys, claims, demands, bills, contracts, engagements and securities belonging to or held by the Borrower and which are now due and owing or accruing and which may at any time hereafter during the continuance of the security may become due and owing to the Borrower;

      (ii) stocks of raw materials, finished and semi-finished goods, goods in process and consumable stores, which are now lying or stored in or which may hereafter from time to time during the continuance of the security be lying or stored in or brought into or be in or about the factories and godowns of the Borrower or warehouses wherever situated;

      (iii) moveable plant and machinery, equipment, appliances, furniture, vehicles, machinery spares and stores, tools and accessories, whether or not, installed; and

      (iv) related moveables in the course of transit or delivery whether now belonging or which may hereafter belong to the Borrower or which may be held by any person at any place within or outside India to the order or disposition of the Borrower and all documents of title Including bills of lading, shipping documents, policies of insurance and other Instruments and documents relating to such moveables together with benefits of all rights thereto.

                                 THIRD SCHEDULE

                          (ORDER OF PRIORITY OF CHARGE)

The charge hereby created in favour of the Bank over the hypothecated assets shall rank as a first charge in the following order of priority:

                                                     Date of Creation   Amount Secured
                                                         of Charge        by Charge
                                                     ----------------   --------------
(1) Pari passu with the charge(s) created/to be
created thereover by the Borrower in favour of the
following financial institution(s)/bank(s):

Not applicable

(2) Exclusive charge in favour of the Bank over the current assets and moveable fixed assets present and future belonging to the Borrower:

Kotak Mahindra Bank Limited
                                                     USD 2 Million
Export packing Credit

Foreign Bill Purchase                                USD 2 million

[Both the facilities are interchangeable with each other and the limits under both Facilities shall in no event exceed US$ 2.00 million (US Dollars Two
Million Only)]

Forward Contract                                     Rs. 100 lacs

(3) Prior and paramount over charge(s) created/ to be created by the Borrower in favour of:

Not applicable

(4) Second and subservient to the charges created/ to be created by the Borrower in favour of:

Not applicable

                             DEMAND PROMISSORY NOTE

       USD 2,000, 000/-                                 10th-NOVEMBER, 2005

ON DEMAND WE, Spheris India Pvt. Ltd. promise to pay KOTAK MAHINDRA BANK LIMITED or order at their office in Bangalore the sum of USD 2,000,000/- (Two million US Dollars only) with interest thereon @ 6M LIBOR + 75 BPPA per annum with monthly rests for value received / at such other rate of interest that may be re-set from time to time and as applicable at the time of demand.

FOR SPHERIS INDIA PVT. LTD.

/s/ R.J. Srinivas Murthy

AUTHORISED SIGNATORY